UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2006

SYNIVERSE HOLDINGS, INC.

SYNIVERSE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-88168 333-88168	30-0041666 06-1262301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Tampa City Center, Suite 700

Tampa, Florida 33602

Telephone: (813) 273-3000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

Employment Agreement with Nancy J. White

On April 3, 2006, Syniverse Holdings, Inc. and Syniverse Technologies, Inc. (collectively, the “Company”) entered into an Employment Agreement with Nancy J. White pursuant to which Ms. White will serve as Executive Vice President and Chief Marketing Officer of the Company.

The Employment Agreement provides that Ms. White will receive an annual base salary of $300,000, subject to increase by the Company’s Compensation Committee. For each calendar year of employment, Ms. White is eligible for an annual bonus equal to 65% of her annual salary based upon the achievement of performance objectives for such calendar year as approved by the Compensation Committee or a maximum annual bonus, as determined by the Compensation Committee, of up to 100% of her annual base salary if the Compensation Committee determines that Ms. White and the Company have substantially exceeded such performance objectives.

Ms. White’s employment will continue until (i) she resigns without good reason, (ii) she terminates her employment for good reason, (iii) the Company decides to terminate her employment with cause, (iv) the Company decides to terminate her employment without cause, or (v) her disability or death. If her employment is terminated by us without cause, for good reason or by reason of her death or disability, then we will be obligated to pay Ms. White or her estate her annual base salary for a one-year period commencing on the date of termination, her pro-rated bonus for the then current fiscal year (and the previous year’s unpaid bonus) and COBRA benefits for up to a period of one year.

The Employment Agreement provides that Ms. White will receive a one-time cash signing bonus of $150,000 as compensation or reimbursement for all moving, transition, relocation and legal expenses incurred in connection with the employment agreement and, subject to the approval by the stockholders of Syniverse Holdings, Inc. of the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan, options to purchase an aggregate of 200,000 shares of the common stock of Syniverse Holdings, Inc. and a one-time grant of 40,000 shares of restricted stock. The options will be issued in five equal annual installments, so long as Ms. White remains in the employ of the Company on each installment date and each option will vest in three equal annual installments. The shares of restricted stock will vest in five equal annual installments. Ms. White will be entitled to resign with good reason if, among other things, the stockholders of Syniverse Holdings, Inc. fail to approve the 2006 Long-Term Equity Incentive Plan by June 30, 2006.

In her employment agreement, Ms. White agrees to limitations on her ability to disclose any of our confidential information, and acknowledges that all inventions relating to her employment belong to us. Ms. White also agrees not to compete with us anywhere in the world or to solicit our employees for either the period during which she receives severance, if she is terminated without cause or if she resigns for good reason, or for two years after her termination, if she resigns without good reason or if we terminate her employment for cause.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement. A copy of the press release announcing the appointment of Ms. White is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference in its entirety.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of April 3, 2006, by and among Syniverse Holdings, Inc., Syniverse Technologies, Inc. and Nancy J. White.

99.1	Press Release issued on April 3, 2006 by Syniverse Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Dated: April 4, 2006

SYNIVERSE HOLDINGS, INC.
(Registrant)

/s/ Robert F. Garcia
Robert F. Garcia
Vice President and General Counsel

SYNIVERSE TECHNOLOGIES, INC.
(Registrant)

/s/ Robert F. Garcia
Robert F. Garcia
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Employment Agreement, dated as of April 3, 2006, by and among Syniverse Holdings, Inc., Syniverse Technologies, Inc. and Nancy J. White.

99.1*	Press Release issued on April 3, 2006 by Syniverse Technologies, Inc.

*	Filed herewith electronically.